EXHIBIT 8
LAW OFFICES SHEFSKY & FROELICH LTD. 111 EAST WACKER DRIVE SUITE 2800 CHICAGO, ILLINOIS 60601 TELEPHONE (312) 527-4000 FACSIMILE (312) 527-5921 E-MAIL sfltd@shefskylaw.com

IN REFERENCE TO:
025285-40

November 10, 2009

Inland Real Estate Corporation

2901 Butterfield Road

Oak Brook, Illinois 60523

Ladies and Gentlemen:

You have requested our opinion concerning certain material federal income tax considerations in connection with the offering (the “Offering”) by Inland Real Estate Corporation, a Maryland corporation (“Inland”), of shares of its common stock, par value $.01 per share, having a maximum aggregate offering price not to exceed $100,000,000, pursuant to a Registration Statement on Form S-3 (No. 333-158800), as amended (the “Registration Statement”) and filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended.

We have acted as tax counsel to Inland in connection with the Offering, and we have assisted in the preparation of the Registration Statement and certain other documents related thereto.  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and other documentation and information provided by you or representations made by you as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In addition, you have provided us with, and we are relying upon, a representation letter containing certain factual representations and covenants of a duly authorized officer of Inland (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of Inland and the entities in which it may hold a direct or indirect interest (collectively, the “Company”).  For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document.  We, consequently, have assumed and relied on your representations that the information presented in the Officer’s Certificate, Registration Statement and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion.

We have assumed that all statements, representations and covenants are true without regard to any qualification as to knowledge or belief.  Our opinion is conditioned on the continuing accuracy and completeness of these statements, representations and covenants.  Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate, the Registration Statement or any other document we reviewed or representations you have made may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinions as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.  Where documents have been provided to us in draft form, we have assumed that the final executed versions of these documents will not differ materially from the drafts.

Our opinion also is based on the correctness of the following assumptions:  (i) Inland and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents; (ii) there will be no changes in the applicable laws of the State of Maryland or of any other state under the laws of which any of the entities comprising the Company have been formed; and (iii) each of the written agreements to which the Company is a party will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), including any legislative history of relevant provisions of the Code, the regulations promulgated thereunder (the “Regulations”), administrative rulings and other judicial decisions of the Code and the Regulations by the courts and administrative interpretations of the Code and the Regulations by the Internal Revenue Service (the “IRS”), all as they exist as of the date hereof.  It should be noted that the Code, Regulations, administrative rulings, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.  In this regard, an opinion of counsel with respect to any issue represents counsel’s best judgment as to the outcome on the merits with respect to that issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to that issue or that a court will not sustain a contrary position if asserted by the IRS.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America as currently in effect to the extent specifically referred to herein.

Based on and subject to the foregoing and to the qualifications below, we are of the opinion that:

1.

Commencing with its taxable year that ended on December 31, 1995, Inland was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of this letter has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Code.  As noted in the Registration Statement, Inland’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which are not, and will not be, reviewed by us.  Accordingly, no assurance can be given that the actual results of Inland’s operation for any one taxable year will satisfy the requirements for qualification and taxation as a REIT under the Code.

2.

The statements in the Registration Statement under the caption “U.S. Federal Income Tax Considerations” insofar as these statements describe United States federal income tax law and regulations or legal conclusions with respect thereto, are correct in all material respects.

We express no opinion on any issue relating to Inland or any investment therein, other than as expressly stated above.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Shefsky & Froelich Ltd. under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein, or of any subsequent changes in applicable law.

The opinion contained herein cannot be used, and is not intended to be used, by Inland or any other taxpayer for (i) the purpose of avoiding tax penalties that may be imposed on the taxpayer under the Internal Revenue Code or (ii) the promotion or marketing of any tax-related matter or program.

Very truly yours,

/s/ SHEFSKY & FROELICH LTD.

REA